Exhibit 99.1

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

September 28, 2012 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period August 1, 2012 through August 31, 2012 except as otherwise expressly noted.

Provisional (unaudited) financial information and EBITDA as of August 31, 2012

The following information concerns the Company’s provisional (unaudited) results for the month ended August 31, 2012.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the estimated indication of a few relevant items referring to the unaudited statements of operations for the month ended August 31, 2012:

Estimated financial data of the Company for the month ended August 31, 2012

The estimated and unaudited financial data of the Company as of August 31, 2012 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	July 31, 2012	August 31, 2012
Net revenue	$—	$—
Operating income (expense)	$(4,343)	$(6,146)
Profit(Loss) from operations	$(4,343)	$(6,146)

Other income (expenses), net	$(379)	$2,022
Preferred Stock:
Deemed Dividend	$—	$—
EBITDA	$(4,722)	$(4,124)

Depreciation and amortization	$(219)	$(213)
Interest expense	$(2)	$(40)

Net profit /(loss) attributable to common shareholders	$(4,943)	$(4,377)

Estimated research and development expenses were $2.4 million for the month of July 2012 and $2.1 million for the month of August 2012.

There were no convertible notes outstanding as of July 31, 2012 and August 31, 2012.

Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of July 31, 2012 and August 31, 2012, including the separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	July 31, 2012	August 31, 2012
Cash and cash equivalents	$24,329	$19,313
Long term obligations, current portion	$(411)	$(395)
Estimated Net Financial Standing, current portion	$23,918	$18,918

Long term obligations, less current portion	$(6,302)	$(5,985)
Net financial standing, less current portion	$(6,302)	$(5,985)
Estimated Net Financial Standing	$17,616	$12,933

The total estimated and unaudited net financial standing of the Company as of August 31, 2012 was approximately $12,933 (in thousands of U.S. dollars).

In August 2012, the Company had no debt that matured and did not issue any new debt instruments. As of today, the Company has no debt outstanding.

Regulatory Matters and Products in Development

In September 2012, the Company announced the initiation of the commercial launch of Pixuvri® in the European Union (“E.U.”) with entry into Sweden, Denmark and Finland in September, expected to be followed by Austria and Norway in early October 2012 and Germany, United Kingdom and the Netherlands in November 2012. The Company plans to expand availability to France, Italy and Spain as well as other European countries in 2013. Pixuvri was granted conditional marketing authorization by the European Commission in May 2012 and is the first medicinal product licensed in the E.U. to treat adult patients with multiply relapsed or refractory aggressive B-cell non-Hodgkin’s lymphoma (“NHL”).

Exchange Listing Matters

On June 29, 2012, the Company received a notice from The NASDAQ Stock Market (“NASDAQ”) that for 30 consecutive business days the closing bid price of the Company’s common stock, no par value per share (the “Common Stock”), was below the minimum $1.00 per share requirement for continued listing of the Common Stock on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). This notice had no immediate effect on the listing of or the ability to trade the Common Stock on The NASDAQ Capital Market or the Mercato Telematico Azionario stock market (the “MTA”) in Italy. NASDAQ Listing Rule 5810(c)(3)(A) provided the Company with a grace period of 180 calendar days, or until December 26, 2012, to regain compliance. On August 8, 2012, the Company announced that the Company’s Board of Directors had approved a reverse stock split (the “Reverse Stock Split”) in order to regain compliance with NASDAQ’s minimum closing bid price of $1.00 per share. The Reverse Stock Split became effective on September 2, 2012. The Common Stock began trading on a split-adjusted basis on The NASDAQ Capital Market in the United States and the MTA in Italy on September 4, 2012. Upon the effectiveness of the Reverse Stock Split on September 2, 2012, each of the Company’s shareholders received one new share of Common Stock for every five shares such shareholder held. The Reverse Stock Split affected all of the Company’s authorized shares, including all outstanding shares of Common Stock as well as the number of shares of Common Stock underlying stock options, warrants and other exercisable or convertible instruments outstanding at the effective time of the Reverse Stock Split.

On September 19, the Company announced that it has received a letter from NASDAQ that indicated that the Company had regained compliance with the minimum bid price rule (NASDAQ Listing Rule 5550(a)(2)).

Update on Outstanding Shares of Common Stock

The number of shares outstanding of Common Stock issued and outstanding as of July 31, 2012 and August 31, 2012 was 283,408,995 and 283,405,243, respectively (before giving effect to the Reverse Stock Split, which was effective September 2, 2012).

During the month of August 2012, the following transaction contributed to the change in the number of shares of the Company’s outstanding Common Stock:

- cancellation of 3,752 shares of Common Stock under the Company’s 2007 Equity Incentive Plan, as amended and restated.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $19.3 million in cash and cash equivalents as of August 31, 2012.

At the Company’s Annual Meeting of Shareholders, which was held on Friday, August 31, 2012, shareholders approved, among other proposals, the proposal to amend the Company’s amended and restated articles of incorporation to increase the total number of authorized shares from 384,999,999 to 751,666,666 and total number of authorized shares of Common Stock from 383,333,333 to 750,000,000 (before giving effect to the Reverse Stock Split, which was effective September 2, 2012).

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Pixuvri in particular, including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the U.S. Food and Drug Administration (the “FDA”) and/or the European Medicines Agency (the “EMA”); that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; that the FDA may request additional clinical trials; the Company’s conditional marketing authorization may not be renewed; that Pixuvri may not be immediately available to patients in the E.U.; the Company may not launch, market and commercialize Pixuvri as planned in the E.U.; that the Company may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab versus gemcitabine-rituximab in patients with aggressive B-cell NHL, who failed front-line CHOP-R and who are not eligible for ASCT (2nd line) or failed ASCT (3rd or 4th line) by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all; that the conditional marketing authorization for Pixuvri may not be renewed; that the Company may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX 301 trial; that the Company may not be able to address satisfactorily the two key matters raised by the FDA’s Office of New Drugs (the “OND”) or other matters raised by the FDA the OND, and/or the FDA’s Division of Oncology Drug Products (the “DOD1”); that the Company’s interpretation of the guidance provided by the FDA, the OND and/or the DOD1 may be different than the intent of the FDA, OND and/or the DOD1; that the FDA, OND and/or the DOD1 may change its guidance; that the PIX301 study may not be deemed successful; that upon a re-review or resubmission of the Company’s new drug application for Pixuvri (the “NDA”), that the FDA may find Pixuvri to not be safe and/or effective; that the PIX301 study may still be deemed to be a failed study; that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of Pixuvri; that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter; that the Company cannot predict when or guarantee that the NDA will be resubmitted to the FDA; that the FDA may not accept the NDA if resubmitted; that the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future Oncologic Drugs Advisory Committee meeting; the Company’s ability to maintain compliance with other NASDAQ listing requirements; that the Company’s re-alignment of its resources and re-prioritization of its product pipeline may not result in reducing the Company’s operating expenses; that the Company may not be able to reduce its average net operating burn rate as planned through the remainder of the year; that the Company’s average net operating burn rate may increase; the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling Pixuvri. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors